Exhibit 10.2
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT AMENDMENT No. 4
This Amendment No. 4 (hereinafter “Amendment”), with an effective date of October 8, 2015, (the “Effective Date”) serves as a modification to the License Agreement, having an effective date of October 14,2013, as amended (collectively, the “Agreement”), made by and between Spark Therapeutics, Inc., (formerly known as AAVenue Therapeutics, LLC) a corporation organized and existing under the laws of Delaware and having a principal place of business at 3737 Market Street, Suite 1300, Philadelphia, PA 19104 (“Company”) and The Children’s Hospital of Philadelphia, a non-profit entity organized and existing under the laws of Pennsylvania and having a principal place of business at 34th and Civic Center Boulevard, Philadelphia, PA 19104 (“CHOP”).
WHEREAS, CHOP and Company desire that the Agreement be amended in order to add certain patents to the Agreement
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, CHOP and Company, intending to be bound, hereby mutually agree to the following:
1.    Appendix A- Patent(s) or Patent Application(s) of the Agreement shall be deleted and replaced in its entirety with Appendix A-1 hereto and all references in the Agreement to Appendix A shall, after the effective date of this Amendment, be deemed to be references to Appendix A-1. The parties agree and acknowledge that no further changes to Appendix A-1 will be made after this date.
a.    The exclusive grant of rights under this agreement to Company to Technology ID [**] including US Patent [**] is subject to an existing agreement whereby CHOP granted a non exclusive right to a third party.
b.    In the event that Dr. Fraser Wright is added as an inventor on any patent claiming the priority application [**], such patent or application will be included in Technology [**] on Appendix A-1.
2.    The construction, validity, performance, and effect of this Amendment shall be governed by the Laws of the Commonwealth of Pennsylvania and any actions involving this Agreement shall only be brought within a jurisdiction in Pennsylvania.
3.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officer or representative.

The Children’s Hospital of Philadelphia	Spark Therapeutics, Inc.

By: /s/ Mary Tomlinson	By: /s/ Jeffrey D. Marrazzo
Name: Mary Tomlinson	Name: Jeffrey D. Marrazzo
Title: Sr. Vice President, Research Administration	Title: Chief Executive Officer
Date: 10-7-15	Date: 10-8-15

APPENDIX A-1

Tech ID	Internal ID	Country	File Date	Serial No.	Patent No.	Issue Date	AppType	Title	Inventors
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 12 pages were omitted. [**]